                                                                    EXHIBIT 23.3



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated December 3, 1999, accompanying the financial statements of The Oakley Improved Building and Loan Company as contained in Amendment No. 1 to Forms S-1 and AC of Peoples Community Bancorp, Inc. to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about January 28, 2000. We consent to the use of the aforementioned reports in the Registration Statements and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
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Cincinnati, Ohio
January 27, 2000